EXHIBIT 3.1.1
                            CERTIFICATE OF AMENDMENT
                      OF THE CERTIFICATE OF INCORPORATION
                                       OF
                                  BIOLABS, INC.
                             a New York corporation

                Uder Section 805 Of The Business Corporation Law

     Biolabs, Inc., a New York corporation organized and existing under and by virtue of the New York Business Corporation Law (the "Corporation"), does hereby certify:

     1. The name of the Corporation is Biolabs, Inc. The name under which the Corporation was formed is Flexx Realm Inc.

     2. The Certificate of Incorporation was filed by the Department of State on the 19th day of September, 1994.

     3. The Certificate of Incorporation is hereby amended to effect the following change:

     Article  I  shall  read  as  follows:

     "The  name  of  the  Corporation  is:  GENESIS  BIOVENTURES,  INC."

     4. The Certificate of Amendment to the Certificate of Incorporation was authorized first by the Board of Directors and, then by vote of the holders of all outstanding shares entitled to vote thereon.

     IN WITNESS WHEREOF, The Corporation, has caused this Certificate of Amendment to be signed by its duly authorized president, this 26th day of October, 2001.

                                        /s/ E. Greg McCartney
                                       ----------------------------------------
                                        E.  Greg  McCartney, President and Chief
                                        Executive Officer

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